Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Separation and Release of Claims Agreement (“Release Agreement”) made this 16th day of October, 2025, by and between FEMASYS INC., a Delaware corporation (“Femasys”), and DANIEL S. CURRIE (“Employee”).

WHEREAS, Employee is a party to an Amended and Restated Employment Agreement with Femasys entered into as of June 1, 2021, (the “Employment Agreement”), the terms of which are incorporated herein by reference;

WHEREAS, Employee is a party to Incentive Stock Option agreements detailed in Exhibit A and the Femasys Inc. 2021 Equity Incentive Plan, effective June 2021, and Employee was granted stock options as referenced in those documents;

WHEREAS, Employee’s employment with Femasys will end as specified below;

WHEREAS, Femasys is willing to provide Employee with separation benefits in exchange for Employee’s covenants and agreements set forth herein;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Separation Date and Final Paycheck.  Employee’s employment with Femasys will end effective December 15, 2025 (the “Separation Date”), when Employee shall resign as an employee of Femasys, voluntarily terminating his employment.  Employee will receive normal compensation up to and including the Separation Date, less all required tax withholdings and other authorized deductions.  In the event Employee ceases to devote his full-time best efforts to Femasys through the Separation Date, Femasys reserves the right to separate Employee’s employment prior to the agreed-upon Separation Date.  Employee acknowledges that all compensation will cease as of the date Employee’s employment ceases.  Employee will be paid all accrued but unused time off in accordance with the Company’s normal payroll practices.

2.          Separation Benefits.

a.          Consideration for Release of Claims.  In consideration for Employee’s full execution of this Release Agreement and compliance with its terms, Femasys will continue Employee’s elected health, dental and vision coverage through December 31,2026

b.          Stock Options.  Employee has vested 315,778 stock options granted to him on various dates as detailed in Exhibit Aby Femasys.  Refer to your Incentive Stock Option Agreement and the Femasys Inc. 2021 Equity Incentive Plan for details.

3.          Released Parties.  The released parties are Femasys and all current, future and former parents, subsidiaries, related companies, partnerships, or joint ventures related thereto, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, trustees, executives, stockholders, owners, representatives, assigns, attorneys, agents, insurers and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (collectively, the “Released Parties”).

4.          Released Claims.  In consideration of the promises and covenants made by Femasys in this Agreement, Employee fully and finally releases and forever discharges all the claims described herein against the Released Parties, except that Employee is not releasing any claim that relates to: (1) Employee’s right to enforce this Release Agreement; (2) any rights or claims that arise after the execution of this Release Agreement; or (3) any rights or claims that Employee cannot lawfully release.  Subject only to the above exceptions, Employee hereby releases any and all claims, demands, actions, causes of action, liabilities, losses, costs, expenses, or proceedings of every kind and nature, whether direct, contingent, or otherwise, known or unknown, past, present, or future, whether in law, equity, or otherwise, and whether in contract, warranty, tort, strict liability, or otherwise, which Employee now has, may have had at any time in the past, or may have at any time in the future arising or resulting from Employee’s employment with Femasys and the separation thereof and any other matter between Employee and the Released Parties through the date of this Release Agreement.  Employee understands that the claims Employee is releasing include, but are not limited to, the following:

a.            Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; the state and federal Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibits age discrimination in employment; the Uniformed Services Employment and Reemployment Rights, which prohibits discrimination based on present, past, and future military service; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, or ethnicity; the Genetic Information Nondiscrimination Act, which prohibits discrimination based on genetic information; applicable state and local anti-discrimination statutes, which prohibit discrimination on the basis of sex, age, disability, race, creed, color, religion, and national origin; and any other federal, state, or local laws prohibiting employment discrimination or retaliation.

b.          Federal employment statutes, such as the Employee Retirement Income Security Act of 1974 (“ERISA”), which, among other things, protects employee benefits (except as otherwise prohibited by law); the Family and Medical Leave Act of 1993, which requires Companies to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

c.          State laws, such as the Georgia Equal Pay Act (GEPA), the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code (GEEPDC), the Georgia Discriminatory Wage Practices Based on Sex Act, and any other state, city, county, or local laws or ordinances, and the common law of the state in which Employee resides and/or works.

d.          Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting Femasys’ right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring Femasys to deal with employees fairly or in good faith; any state and federal whistleblower laws; qui tam actions or claims under the federal False Claims Act and any state false claims act; any other federal, state, or local laws or common law cause of action providing recourse for alleged wrongful discharge, retaliatory discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, misrepresentation, libel, slander, defamation, and/or any other common law or statutory causes of action.

Employee understands that the categories and statutes listed above are for example only, and that Employee is waiving all claims, whether based on federal, state or local law, common law or otherwise, and understands that this release does not serve to release any claims that may not be released as a matter of law.  Employee represents and warrants that Employee has not sold, assigned or transferred any Released Claim.  Employee agrees that Employee will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims that Employee has asserted or could have asserted against Femasys.  Employee further agrees that if Employee, or any person or entity representing Employee, or any federal, state or local agency, files or asserts such claims, this Release Agreement will act as a total and complete bar to recovery of any judgment, award, damages or remedy of any kind, except where expressly prohibited by law.

5.          No Claims.  Employee represents that neither Employee nor, to his knowledge, any person or entity acting on Employee’s behalf or with Employee’s authority has asserted any federal, state or local judicial or administrative body any claim of any kind based on or arising out of any aspect of Employee’s employment with Femasys or the ending of that employment.

6.         ADEA RELEASE REQUIREMENTS SATISFIED.  Employee understands that this Agreement must meet certain requirements to validly release any ADEA claims Employee might have had, and Employee represents and warrants that all such requirements have been satisfied.  Employee acknowledges that, before signing this Agreement, he was given at least twenty-one (21) days to consider this Agreement.  Employee further acknowledges that: (1) he took advantage of as much of this period to consider this Agreement as he wished before signing it; (2) he  fully understands this Agreement; (3) he entered into this Agreement knowingly and voluntarily (i.e., free from fraud, duress, coercion, or mistake of fact); (4) this agreement is in writing and is understandable; (5) in this Agreement, Employee waives current ADEA claims; (6) Employee has not waived future ADEA claims; (7) Employee is receiving valuable consideration in exchange for execution of this Agreement that he would not otherwise be entitled to receive such consideration; and (8) Femasys encourages Employee in writing to discuss this Agreement and its attachments with his attorney (at his own expense) before signing it, and that he has done so to the extent he deemed appropriate.

7.          REVOCATION.  For a period of seven (7) days following Employee’s execution of this Agreement (the “revocation period”), Employee may revoke his release of ADEA claims. If Employee wishes to revoke his release of his ADEA claims, Employee must revoke in writing delivered by hand or email, receipt confirmed, prior to the end of the 7th day of the revocation period to: Heidi Volk, or the revocation will not be effective.  If Employee timely revokes this Agreement, all provisions hereof will be null and void, including the payment in Section 2 above.  If Employee does not advise Femasys in writing in accordance with this paragraph that Employee revokes this Agreement within seven (7) days of Employee’s execution of it, this Agreement shall be forever enforceable.  The eighth (8th) day following Employee’s execution of this Agreement shall be the Effective Date of this Agreement.  This Agreement is not effective or enforceable until the revocation period has expired.

8.          Non-Waivable Charges and Waiver of Right to Any Monetary Recovery.  Employee understands that his release of claims in this Release Agreement does not apply to any claims as to which a waiver is prohibited by law.  For example, Employee understands and agrees this Agreement does not limit or interfere with Employee’s right to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other self-regulatory organization or other federal, state or local governmental agency or commission with which Employee has the non-waivable right to file a charge or complaint (“Government Agencies”).  Employee further understands and agrees that this Agreement does not limit or interfere with Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Femasys.  In the event Employee files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Employee’s behalf, Employee agrees that his release of claims in this Release Agreement shall nevertheless bar Employee’s right (if any) to any monetary or other recovery (including reinstatement), except Employee does not waive: a) Employee’s right to receive an award from a Government Agency for information provided to that Government Agency; b) any recovery to which Employee may be entitled pursuant to state workers’ compensation and unemployment insurance laws; or c) any other right where a waiver is expressly prohibited by law.

9.          Waiver.    Employee understands that he is releasing Femasys from claims that he may not know about as of the date of the execution of this Release Agreement, and that it is his knowing and voluntary intent even though Employee recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Release Agreement.  Nevertheless, Employee understands that he is expressly assuming that risk and agrees that this Release Agreement shall remain effective in all respects in any such case. Employee expressly and completely waives all rights he might have under any law that is intended to protect him from waiving unknown claims, and Employee understands the significance of doing so.

10.        No Admission of Liability.  Employee acknowledges that neither this Release Agreement, nor payment of any consideration pursuant to this Release Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by Femasys.  Femasys specifically asserts that any and all actions taken with regard to Employee were proper and lawful and affirmatively denies any wrongdoing of any kind.

11.       Confidentiality of Release Agreement.  Employee agrees to keep the terms and amount of this Release Agreement completely confidential, except that Employee may discuss this Release Agreement with Employee’s immediate family, attorney, accountant, or other professional advisor who may assist Employee in evaluating or reviewing this Release Agreement or the tax implications of this Release Agreement.  Employee agrees and acknowledges that this confidentiality provision is a material term of this Agreement. Notwithstanding the foregoing, however, nothing contained in this Agreement shall prevent Employee from discussing or revealing the terms of this Release Agreement to any Government Agency.  To the extent that Employee discloses such information to any Government Agency, his immediate family, attorney and/or other professional advisors, Employee shall advise said persons of this Section and request that any person or entity receiving such information maintain confidentiality as required by this Section.

12.        Wages Paid in Full and Reimbursements and Other Payments. Employee represents, warrants and agrees that he has received reimbursement for all expenses incurred by him during his employment with Femasys and will be paid in full for all wages owed through his last date of employment once he receives the payment referenced in Section 1.  Employee further represents, warrants and agrees that there are no other unreimbursed expenses of any type related to his employment with Femasys and that he will make no further or additional request, demand or claim for payments of any kind whatsoever from Femasys.  Except for the benefits provided for in this Release Agreement, no other wages, payments, commissions, bonuses or benefits will be paid by Femasys to Employee.  Employee acknowledges and agrees that once he has received the payment referenced in Section 1, he will have been paid in full for all wages owed, and that he has no entitlement to, nor any right to make any claim for, any additional wages, commissions, bonuses or other compensation or benefits, or payments or form of remuneration of any kind whatsoever.

13.        Representation by Attorney.  Employee acknowledges that Employee has carefully read this Release Agreement; that Employee understands its final and binding effect; that Employee has been advised to consult with an attorney; that Employee has been given the opportunity to be represented by independent counsel in reviewing and executing this Release Agreement and that Employee has either chosen to be represented by counsel or has voluntarily declined such representation; and that Employee understands the provisions of this Release Agreement and knowingly and voluntarily agrees to be bound by them.

14.         Non-Disparagement.  Employee hereby covenants and agrees that from this time forward Employee will refrain from making any defamatory or derogatory remarks about Femasys, or any person associated with or representing it. Employee further agrees that from this time forward he will not make or repeat any allegation of illegal, immoral, unethical, or improper conduct about Femasys, unless ordered to do so by a court of competent jurisdiction or otherwise required by law.

15.        No Reliance Upon Representations.  Employee hereby represents and acknowledges that in executing this Release Agreement, Employee does not rely and has not relied upon any representation or statement made by Femasys or by any of Femasys’ past or present shareholders, officers, directors, employees, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release Agreement.  Employee acknowledges he had an opportunity to have this Agreement reviewed by counsel of his choice, and he was provided a reasonable time to consider the terms set forth herein.

16.      Restrictive Covenants Intact.  Employee hereby acknowledges the continuing validity and enforceability of the terms of the Employment Agreement, which are incorporated herein by reference, including without limitation the confidentiality, non-competition, and non-solicitation covenants contained therein, and any other confidentiality agreement or restrictive covenant agreement that Employee signed during his employment with Femasys.  Employee hereby affirms his understanding that he must remain in compliance with these terms following the Separation Date.

17.        Return of Confidential Information, Trade Secrets, and Company Property.   Employee represents that, with this Release Agreement, he agrees to return all property in his possession, including but not limited to all company credit cards, computers, laptops, iPads, mobile phones, documents, files, records, tapes, keys, access cards, passcodes, passwords, and other media or electronic devices of every kind and description belonging to Femasys or relating to Femasys and its customers and/or vendors, all of which shall remain the sole and exclusive property of Femasys.

18.         Cooperation.  Employee agrees that he will cooperate with Femasys in any internal or external claims, charges, audits, investigations, and/or lawsuits involving Femasys of which he may have knowledge or in which he may be a witness. Such cooperation includes meeting with Femasys representatives and counsel to disclose such facts as Employee may know; preparing with Femasys’ counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to Femasys and its counsel in the defense or prosecution of litigation as may be necessary.

19.         Remedies for Breach of Release Agreement.  In the event of a breach of this Release Agreement by Employee, Employee must repay all amounts paid to him as consideration. Employee also understands and agrees he will be required to pay Femasys’ reasonable attorney fees in defending against any actions brought in violation of this Agreement and all reasonable attorneys’ fees and costs incurred by Femasys in enforcing this Agreement.

20.        Governing Law and Forum Selection.   This Release Agreement is governed by and construed exclusively in accordance with the laws of the State of Georgia.  Each party hereby agrees that the state court sitting in Atlanta, Georgia, or to the extent federal jurisdiction exists, the federal court sitting in Atlanta, Georgia shall have sole and exclusive jurisdiction and venue over any matter arising out of relating to this Release Agreement, from the relationship of the parties, from Employee’s employment with Femasys, or from the termination of Employee’s employment with Femasys, whether arising from contract, tort, statute or otherwise, and hereby submits himself and his property to the venue and jurisdiction of such courts.

21.          Binding Agreement.  The rights and obligations of Femasys under this Release Agreement shall inure to the benefit of, and shall be binding on, Femasys and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Employee under this Release Agreement shall inure to the benefit of, and shall be binding upon, Employee and his heirs, personal representatives and successors and assigns.  Upon its execution, this Release Agreement shall supersede and render null and void any and all previous agreements, arrangements or understandings between Employee and Femasys pertaining to Employee’s employment with Femasys and separation therefrom.

22.          Severability/Waivers.  Employee agrees that if any provision of this Release Agreement shall be held invalid or unenforceable, that such provision shall be modified to the extent necessary to comply with the law, or if necessary stricken, but the parties agree that the remainder of this Release Agreement shall nevertheless remain in full force and effect.  No waiver of any term or condition of this Release Agreement or any part thereof shall be deemed a waiver of any other terms or conditions of this Release Agreement or of any later breach of this Release Agreement.

23.          Counterparts.  This Release Agreement may be signed in two identical counterparts, each of which shall be deemed an original and both of which together shall be deemed one and the same instrument.  A signature transmitted by facsimile or e-mail shall be deemed the equivalent of an original signature.

24.          Effective Date.  This Release Agreement is effective upon the last signature below and the expiration of the revocation period as specified above.

25.        Entire Agreement.  Employee agrees that this Release Agreement and the agreements incorporated herein by reference contain and comprise the entire agreement and understanding between Employee and Femasys regarding Employee’s separation from employment; that there are no additional promises between Employee and Femasys other than those contained in this Agreement or any continuing obligations other than those referenced in this Agreement; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both Employee and an authorized representative of Femasys.

[Signatures on following page]

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

IN WITNESS WHEREOF, the undersigned hereunto set signature(s) as of the dates indicated.

FEMASYS INC.	DANIEL S. CURRIE

/s/ Kathy Lee-Sepsick	/s/ Daniel S. Currie
Kathy Lee-Sepsick
President & CEO

Date: October 16, 2025	Date: October 16, 2025